EXHIBIT 99

Puerto Rico Contact:
Juan C. Cruz,
Oriental Financial Group
(787) 771-6820
U.S. Contact:
Steven Anreder and Gary Fishman,
Anreder & Company
(212) 532-3232

ORIENTAL FINANCIAL GROUP TO POSTPONE ITS EARNINGS RELEASE
FOR THE QUARTER AND SIX-MONTH PERIOD ENDED DECEMBER 31, 2005
SAN JUAN, Puerto Rico, March 15, 2006 — Oriental Financial Group Inc. (NYSE:OFG) today announced that it will be unable to file its report on Form 10-K for the six-month transition period ended December 31, 2005 due March 16, 2006. The Group will request an extension of time from the SEC to file its annual report on Form 10-K.
The reason for the delay is that the Group is reevaluating the accounting treatment given in previously reported financial statements to the following two matters: (i) certain mortgage loan purchases recorded in the first and third quarters of the fiscal year ended June 30, 2005, and (ii) certain employee stock option awards.
The mortgage-related transactions are reflected in the Group’s previously issued financial statements as purchases of residential mortgage loans secured by first mortgages. If the Group concludes that such transactions do not qualify as purchases for accounting purposes, said transactions, with an outstanding loan principal balance of approximately $85 million, will be accounted for as commercial loans secured by first mortgages. The Group anticipates that any revised classification of these mortgage-related transactions will not result in the need for additional reserves or the need to adjust stockholders’ equity, net earnings or earnings per share for any period. Management also expects that any revised classification would not have a significant impact on its compliance with the regulatory capital requirements and that, if required, it would obtain a waiver from the Office of the Commissioner of Financial Institutions of Puerto Rico with respect to the statutory limit for individual borrowers.
The review of the employee stock option awards pertains to the accounting treatment of certain non-traditional antidilution provisions in the employment contracts of various officers that may result in some of these awards to be treated as variable awards as opposed to fixed awards. This may require an adjustment to the stockholders’ equity as of September 30, 2005, June 30, 2005 and the results of operations for the quarter and year then ended, respectively, and other previously reported periods. It is expected, however, that the net effect of such adjustments at September 30, 2005, would reverse in the subsequent quarter and therefore would not impact total stockholders’ equity at December 31, 2005.

The Group’s senior management and the Audit Committee of its Board of Directors are working diligently to complete their review of these matters. The Group expects to issue its earnings release shortly after the completion of this review.
About Oriental Financial Group
Oriental Financial Group Inc. (www.OrientalOnline.com) is a diversified financial holding company operating under U.S. and Puerto Rico banking laws and regulations. Now in its 41st year in business, Oriental provides comprehensive financial services to its clients throughout Puerto Rico and offers third party pension plan administration through wholly owned subsidiary, Caribbean Pension Consultants, Inc. The Group’s core businesses include a full range of mortgage, commercial and consumer banking services offered through 24 financial centers in Puerto Rico, as well as financial planning, trust, insurance, investment brokerage and investment banking services.
Forward-Looking Statements
This news release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to the Group’s business, including, without limitation, the effect of economic and market conditions, the level and volatility of interest rates, and other risks and considerations detailed in the Group’s filings with the Securities and Exchange Commission. These or other factors could cause actual results to differ materially from forward-looking statements. The Group also disclaims any obligations to update information contained in this news release as a result of developments occurring after the date of issuance.
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